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                                                                  Exhibit(4)(l)

                     [SUNDSTRAND CORPORATION LETTERHEAD]



December 1, 1995

Securities Division
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, NY  10017

Ladies and Gentlemen:

Reference is made to the Note Agreement (the "Agreement") dated as of October 31, 1991 between Sundstrand Corporation (the "Company") and Teachers Insurance and Annuity Association of America ("TIAA").

The Company requests that the Agreement be amended as follows, effective immediately:

1. The words "does not exceed" where they appear in subclause (a)(I) of clause (iv) of paragraph 6D be changed to "exceeds".

2.   The words "have not" where they appear in subclause (a)(II) of clause
     (iv) of paragraph 6D be changed to "have".

3. The words "have not" where they appear in subclause (b) of clause (iv) of paragraph 6D be changed to "have".

The Company requests that the Agreement be amended as follows, effective January 1, 1996:

4. The date "December 31, 1991" in each place that it appears in paragraph 6A be changed to "December 31, 1996".

5. The words and number "fifty-eight percent (58%)" appearing in clause (i) of paragraph 6C be changed to "fifty-three percent (53%)".

Please evidence your consent to this amendment to the Agreement by signing the enclosed copy of this letter and returning it to the Company, whereupon this amendment shall become binding on the Company and TIAA.

Very truly yours,

/s/ James F. Ricketts

James F. Ricketts
Vice President and Treasurer

Accepted and consented to as of this 11th day of December, 1995
Teachers Insurance and Annuity Association of America

By: /s/ Angela Brock-Kyle
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Title:  Associate Director-Private Placements